October 2, 2008
For Immediate Release
Phone: 609-561-9000
Investor Relations Contact: Stephen Clark x4260
Media Contact: Joanne Brigandi x4240

SJI Announces Highlights of Investor Presentation

Folsom, NJ – South Jersey Industries (NYSE: SJI) webcasted a presentation given to industry analysts on Wednesday, October 1, 2008 in Atlantic City, NJ. The company’s presentation provided an update on SJI’s activities and outlook for the future.

Key points from the presentation are as follows:

•	The company reaffirmed guidance of 6% to 10% growth in economic earnings per share with an emphasis on achieving the higher end of the range.
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The Board of Directors will review the current dividend payout at its November meeting. The company’s stated goal is to increase the dividend by at least 6% to 7% annually and to achieve a payout ratio of 50%-60%. SJI’s dividend payout ratio is currently below 50%.

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Guest speaker Joseph Sullivan, the Business Energy Ombudsman for the State of New Jersey Board of Public Utilities, discussed the New Jersey Energy Master Plan and its emphasis on distributed generation powered by natural gas. This is expected to benefit both the regulated utility and non-utility businesses of SJI as demand for natural gas provided by the utility increases and opportunities to develop distributed generation projects increase on the non-utility side.

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To support the planned growth in southern New Jersey and the Atlantic City area, our regulated utility, South Jersey Gas, will complete by 2010 a $40 million pipeline improvement project. It is anticipated that the cost of this infrastructure enhancement can be recovered through rates.

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As a result of the significant cost advantage that natural gas provides over alternative fuels, conversion activity in 2008 has been robust, a trend anticipated to continue for the remainder of 2008 and 2009.

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The company remains confident, based upon public statements made by Boyd Gaming, of the successful completion of the Echelon Place project in Las Vegas, NV. SJI is partnering with DCO Energy to develop a thermal energy facility to serve the energy needs of that project. Payments will commence in February 2011 even if the project has not yet opened.

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Atlantic City expansion in hospitality and gaming continues. The $2.5 billion Revel project is currently under construction with an anticipated completion date in 2010. Our on-site energy production company, Marina Energy, has signed a Letter of Intent (LOI) with Revel to develop an energy facility to service the resort. Under the LOI, Revel is paying all costs associated with construction of the energy facility while a final Energy Services Agreement is negotiated. In addition, Marina Energy is well-positioned to support the expansion of MGM at their proposed $5 billion mega-resort, Center City East. This project is anticipated to be completed in 2012.

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•	SJI’s Asset Management and Marketing business has locked in $28.8 million of pretax profits on its transportation and storage assets for the 2008/2009 winter season.
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Finally, the Asset Management and Marketing business described its successful marketing and shallow well program in Western Pennsylvania. The company also discussed its 30% ownership interest in the deep mineral rights on 21,000 acres in the Marcellus Shale. While the company has no plans to develop the Marcellus Shale play opportunity directly, we envision the monetization of the value of this asset as a long-term lease of the mineral rights to an established E&P company with an upfront payment and ongoing royalties.

Given the combination of robust performance from our regulated utility, the low-risk, complementary aspect of our storage and transportation assets and the intriguing energy project opportunities in our non-utility businesses, SJI remains poised to meet our stated goals of consistent, long-term growth.

Investors are encouraged to listen to the webcast and review the accompanying presentation. To access a replay of the webcast simply visit the South Jersey Industries website at http://www.sjindustries.com, click on Investors and then on the webcast icon.

About South Jersey Industries
South Jersey Industries (NYSE: SJI) is an energy services holding company for utility and non-regulated businesses.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates the efficient use of energy while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates energy projects including thermal facilities serving hot and chilled water for casinos, cogeneration facilities and landfill gas-to-electricity facilities.  South Jersey Resources Group provides wholesale commodity marketing and risk management services.  South Jersey Energy Service Plus installs, maintains and services heating, air conditioning and water heating systems, services appliances, installs solar systems and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

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